PSC Approves Tidewater Utilities Rate Settlement

ISELIN, NJ – 06/20/2012 -- Middlesex Water Company (NASDAQ: MSEX), a provider of water, wastewater and related services, announced that the Delaware Public Service Commission (PSC) has approved a $3.9 million increase in the base water rates of its wholly-owned subsidiary, Tidewater Utilities, Inc. The increase resulted from a settled agreement with the Staff of the PSC and the Delaware Division of the Public Advocate. In an application filed with the PSC in September 2011, Tidewater sought an increase in base rates of $6.9 million to reflect increased costs of operations, maintenance and taxes as well as capital improvements of approximately $14.9 million made since the Company’s last rate filing.

Under PSC regulations, Tidewater had implemented interim rates on November 15, 2011, which amounted to approximately $2.5 million on an annual basis. The new final base rates will reflect the remaining $1.4 million and are effective June 19, 2012.

In an effort to promote wise water use, Tidewater agreed to implement a three-step block consumption rate structure for residential customers under this settlement. Customers’ consumption rates will increase for quarterly metered usage greater than 5,000 gallons and increase again for usage greater than 20,000 gallons in a quarter. The impact on a typical quarterly residential customer with a 5/8" water meter and water consumption of 15,000 gallons would be about $28 more per quarter.

“Making prudent capital expenditures to maintain the quality of water service is an ongoing management initiative and a critical factor in ensuring a viable platform for economic development and in safeguarding our customers’ public health and quality of life,” said Dennis W. Doll, Chairman of Tidewater Utilities, Inc. “We appreciate that despite a difficult economic climate, our regulators and other parties to this proceeding understand the need to balance the delivery of a safe, reliable water supply at reasonable rates, with the need to maintain the financial integrity of our operations,” added Doll.

Tidewater provides water services to approximately 36,000 customers for residential, commercial and fire protection purposes in over 300 separate community water systems in New Castle, Kent and Sussex Counties, Delaware. For more information on Tidewater, visit the company's website at www.tuiwater.com. For more information on its parent company, Middlesex Water Company, visit www.middlesexwater.com

Contact:

Bernadette Sohler

Vice President - Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com